Exhibit 99.1

CommScope Reports Stronger Than Expected

First Quarter 2016 Results

– Raises Full Year 2016 Guidance –

– Announces $300 Million PIK Notes Redemption –

•	BNS Acquisition Drives Growth

•	Sales of $1.14 billion, up 39 percent year over year

•	Record first quarter gross margin of 39 percent

•	Adjusted operating income, excluding special items, of $211 million, or 18 percent of sales

•	Net income of $0.06 per diluted share

•	Adjusted net income of $0.48 per diluted share, up 14 percent year over year

•	Cash flow from operations of $118 million

•	Adjusted free cash flow of $120 million

HICKORY, NC, April 28, 2016—CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported sales of $1.14 billion and net income of $13 million, or $0.06 per diluted share, for the quarter ended March 31, 2016. Sales rose 39 percent year over year driven by incremental sales attributable to the BNS acquisition. Non-GAAP adjusted net income for the first quarter of 2016 rose to $94 million, or $0.48 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

For the quarter ended March 31, 2015, CommScope reported sales of $825 million and net income of $39 million, or $0.20 per diluted share. Non-GAAP adjusted net income for the first quarter of 2015 was $81 million, or $0.42 per diluted share.

“We are pleased to deliver strong first quarter results that exceeded our expectations while continuing to make excellent progress on our BNS integration plan,” said President and Chief Executive Officer Eddie Edwards. “We are particularly proud of our record first quarter gross margin. This margin improvement reflects the impact of the BNS acquisition and our ongoing efforts to create profitable growth.

“We are focused on integrating the BNS acquisition quickly and effectively—and are very pleased with our progress. We recently made another important step in the transition by establishing a new management reporting structure. This structure positions us to serve our customers better and enhances our ability to create technologically-advanced solutions.

“Our confidence in the future and strong cash flow positioned us to announce the early and voluntary redemption of $300 million of our highest-cost debt,” added Edwards.

First Quarter 2016 Overview

First quarter 2016 sales grew 39 percent year over year to $1.14 billion, which was consistent with our guidance. Excluding BNS and the negative impact of foreign exchange rate changes, sales declined 6 percent year over year.

During the first quarter of 2016, CommScope reorganized its internal management and reporting structure as part of the BNS integration. As a result, the company has two operating segments: CommScope Connectivity Solutions and CommScope Mobility Solutions. Connectivity is comprised of the Enterprise and Broadband businesses of CommScope and the Telecom and Enterprise businesses of BNS. Mobility consists of the Wireless businesses of both companies.

The Connectivity segment provides connectivity and network intelligence for indoor and outdoor network applications. Indoor network solutions are found in commercial buildings and in the network core, which includes data centers, central offices and cable television headends. Our outdoor network solutions are found in access networks and include coaxial cabling and fiber optic connectivity solutions, which include a robust portfolio of fiber optic connectors and fiber management systems.

First quarter Connectivity segment sales increased to $687 million driven by incremental revenue from the BNS acquisition. Excluding BNS and the negative impact of foreign exchange rate changes, Connectivity revenue decreased 2 percent year over year. Sales of indoor network solutions decreased primarily due to constrained spending in the enterprise market. This decline was partially offset by higher outdoor network solutions sales in North America. Connectivity adjusted operating income for the quarter was $135 million, or 20 percent of Connectivity sales. The approximate 190 basis point increase year over year was due primarily to product rationalization, favorable geographic and product mix and an ongoing focus on cost management and synergy realization.

The Mobility segment provides merchant RF wireless network solutions, as well as metro cell, DAS and small cell solutions. Our macro cell site solutions can be found at wireless tower sites and on rooftops. Our metro cell solutions can be found on street poles and on other urban structures. Our DAS and small cell solutions allow wireless operators to increase spectral efficiency and thereby extend and enhance cellular coverage and capacity in challenging network conditions such as commercial buildings, urban areas, stadiums and transportation systems.

Mobility segment sales in the quarter declined 8 percent year over year to $457 million. The year-over-year decrease was due to lower spending by wireless operators in all major geographic regions except the U.S., which benefitted from an increase in spending by several domestic operators. Additionally, Mobility benefitted from $13 million of incremental sales from the BNS acquisition. Foreign exchange rate changes had a negative impact of approximately 2 percent on legacy CommScope Mobility segment sales in the first quarter compared to the prior year period. Mobility adjusted operating income was $77 million, or 17 percent of Mobility sales. The decline in adjusted operating income compared to the prior year was primarily due to lower sales, higher costs associated with the solutions acquired with the BNS acquisition and continued strong R&D investment in Airvana small cell solutions. Excluding BNS and Airvana, legacy CommScope Mobility segment adjusted operating income margin increased approximately 100 basis points.

GAAP operating income in the first quarter of 2016 was $91 million. Adjusted operating income in the quarter, which excludes amortization of purchased intangibles, asset impairments, restructuring costs and other special items, increased 35 percent year over year to $211 million. This increase was due primarily to the BNS acquisition, favorable geographic and product mix and an ongoing focus on cost management and synergy realization.

GAAP net income of $13 million for the first quarter of 2016 compares to $39 million for the year-ago quarter. Excluding amortization of purchased intangibles and other special items, first quarter adjusted net income increased 16 percent year over year to $94 million. Adjusted earnings were $0.48 per diluted share, up 14 percent year over year.

Planned PIK Notes Redemption

Today CommScope gave holders of the 6.625 percent / 7.375 percent Senior PIK Toggle Notes due 2020 notice that it will redeem $300 million in principal amount of the Notes on June 1, 2016. The Notes will be redeemed at a redemption price of 103.313 percent of the principal plus unpaid interest. After the redemption, $236.6 million of Notes will remain outstanding.

Outlook

CommScope management provided the following second quarter and full year 2016 guidance, which excludes the amortization of purchased intangibles and other special items.

Second Quarter 2016 Guidance:

•	Revenue of $1.275 billion – $1.325 billion

•	Adjusted operating income of $270 million – $290 million

•	Adjusted earnings per diluted share of $0.67 – $0.72, based on 196 million weighted average diluted shares, up 42 percent year over year at the midpoint

•	Adjusted effective tax rate of 34 percent – 35 percent

Full Year 2016 Guidance:

•	Revenue of $4.95 billion – $5.05 billion

•	Adjusted operating income of $990 million – $1.035 billion

•	Adjusted earnings per diluted share of $2.40 – $2.50, based on 196 million weighted average diluted shares, up 32 percent year over year at the midpoint

•	Adjusted effective tax rate of 34 percent – 35 percent

•	Adjusted free cash flow of more than $425 million

The company’s updated guidance reflects expectations for modest growth in the second half of 2016 compared to the first half of 2016.

CommScope Investor Day

CommScope management would like to remind investors that we are hosting an investor day for the financial community at NASDAQ MarketSite, 4 Times Square, New York on Monday, May 16, 2016, at 8:30 a.m. ET. Please see the Investor Relations Events and Presentations page of CommScope’s website at http://ir.commscope.com for registration details and additional information on the event.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call at 8:30 a.m. ET today in which management will discuss first quarter 2016 results. The conference call also will be webcast over the Internet.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 83143067. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on the Investor Relations Events and Presentations page at http://ir.commscope.com.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 83143067 and will be available through May 28, 2016. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our vast portfolio of network infrastructure includes some of the world’s most robust and innovative wireless and fiber optic solutions. Our talented and experienced global team is driven to help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites; in telecom central offices and cable headends; in FTTx deployments; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our ability to integrate the BNS business on a timely and cost effective manner; our reliance on TE Connectivity for transition services for the BNS business; our ability to realize expected growth opportunities and cost savings from the BNS business; our dependence on customers’

capital spending on communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; product performance issues and associated warranty claims; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; our ability to attract and retain qualified key employees; labor unrest; significant international operations expose us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; cost of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; and other factors beyond our control. These and other factors are discussed in greater detail in our 2015 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Investor Contact:

Jennifer Crawford, CommScope

+1 828-323-4970

jennifer.crawford@commscope.com

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568

publicrelations@commscope.com

Source: CommScope

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited – In thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$1,143,979	$825,400

Operating costs and expenses:
Cost of sales	696,888	532,196
Selling, general and administrative	209,197	125,671
Research and development	52,190	27,736
Amortization of purchased intangible assets	73,616	44,786
Restructuring costs, net	6,072	1,871
Asset impairments	15,293	—

Total operating costs and expenses	1,053,256	732,260

Operating income	90,723	93,140
Other income, net	301	2,627
Interest expense	(72,562)	(36,329)
Interest income	2,579	1,029

Income before income taxes	21,041	60,467
Income tax expense	(8,461)	(20,991)

Net income	$12,580	$39,476

Earnings per share:
Basic	$0.07	$0.21
Diluted (a)	$0.06	$0.20
Weighted average shares outstanding:
Basic	191,642	188,480
Diluted (a)	195,456	193,137
(a) Calculation of diluted earnings per share:
Net income (basic)	$12,580	$39,476
Weighted average shares (basic)	191,642	188,480
Dilutive effect of stock options	3,814	4,657

Denominator (diluted)	195,456	193,137

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited – In thousands, except share amounts)

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$688,368	$562,884
Accounts receivable, less allowance for doubtful accounts of $18,525 and $19,392, respectively	924,216	833,041
Inventories, net	464,462	441,815
Prepaid expenses and other current assets	149,925	166,900

Total current assets	2,226,971	2,004,640
Property, plant and equipment, net of accumulated depreciation of $258,890 and $243,806, respectively	519,931	528,706
Goodwill	2,719,300	2,690,636
Other intangible assets, net	2,077,368	2,147,483
Other noncurrent assets	129,337	131,166

Total assets	$7,672,907	$7,502,631

Liabilities and Stockholders’ Equity
Accounts payable	$388,005	$300,829
Other accrued liabilities	397,657	371,743
Current portion of long-term debt	12,500	12,520

Total current liabilities	798,162	685,092
Long-term debt	5,231,513	5,231,131
Deferred income taxes	190,941	202,487
Pension and other postretirement benefit liabilities	40,334	37,102
Other noncurrent liabilities	123,503	124,099

Total liabilities	6,384,453	6,279,911
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None at March 31, 2016 or December 31, 2015	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 191,863,546 and 191,368,727 at March 31, 2016 and December 31, 2015, respectively	1,929	1,923
Additional paid-in capital	2,227,241	2,216,202
Retained earnings (accumulated deficit)	(799,814)	(812,394)
Accumulated other comprehensive loss	(126,848)	(171,678)
Treasury stock, at cost: 1,094,031 shares and 986,222 shares at March 31, 2016 and December 31, 2015, respectively	(14,054)	(11,333)

Total stockholders’ equity	1,288,454	1,222,720

Total liabilities and stockholders’ equity	$7,672,907	$7,502,631

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited – In thousands)

	Three Months Ended March 31,
	2016	2015
Operating Activities:
Net income	$12,580	$39,476
Adjustments to reconcile net income to net cash
generated by operating activities:
Depreciation and amortization	96,938	59,454
Equity-based compensation	8,835	5,253
Deferred income taxes	(10,440)	(13,623)
Asset impairments	15,293	—
Excess tax benefits from equity-based compensation	(1,381)	(10,414)
Changes in assets and liabilities:
Accounts receivable	(58,760)	(95,317)
Inventories	(9,863)	5,792
Prepaid expenses and other assets	(6,378)	(1,134)
Accounts payable and other liabilities	73,019	12,682
Other	(1,751)	(929)

Net cash generated by operating activities	118,092	1,240
Investing Activities:
Additions to property, plant and equipment	(14,472)	(8,213)
Proceeds from sale of property, plant and equipment	3,684	125
Net purchase price adjustment	15,355	—
Other	474	2,633

Net cash generated by (used in) investing activities	5,041	(5,455)
Financing Activities:
Long-term debt repaid	(3,146)	(2,199)
Proceeds from the issuance of common shares under equity-based compensation plans	1,490	11,999
Excess tax benefits from equity-based compensation	1,381	10,414
Tax withholding payments for vested equity-based compensation awards	(2,721)	—

Net cash generated by (used in) financing activities	(2,996)	20,214
Effect of exchange rate changes on cash and cash equivalents	5,347	(10,178)

Change in cash and cash equivalents	125,484	5,821
Cash and cash equivalents, beginning of period	562,884	729,321

Cash and cash equivalents, end of period	$688,368	$735,142

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited – In millions, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Operating income, as reported	$90.7	$93.1

Adjustments:
Amortization of purchased intangible assets	73.6	44.8
Restructuring costs, net	6.1	1.9
Equity-based compensation	8.8	5.3
Asset impairments	15.3	—
Transaction and integration costs	15.9	11.4
Purchase accounting adjustments	1.0	—

Total adjustments to operating income	120.7	63.4

Non-GAAP adjusted operating income	$211.4	$156.5

Income before income taxes, as reported	$21.0	$60.5
Income tax expense, as reported	(8.5)	(21.0)

Net income, as reported	$12.6	$39.5
Adjustments:
Total pretax adjustments to operating income	120.7	63.4
Pretax amortization of deferred financing costs & OID (1)	3.7	3.1
Pretax gains on sale of equity investment (2)	(0.4)	(2.4)
Tax effects of adjustments and other tax items (3)	(42.2)	(22.2)

Non-GAAP adjusted net income	$94.4	$81.4

Diluted EPS, as reported	$0.06	$0.20
Non-GAAP adjusted diluted EPS	$0.48	$0.42

(1)	Included in interest expense.
(2)	Included in other income (expense), net.
(3)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Segment Information

(Unaudited – In millions)

Sales by Segment (1)

				% Change
	Q1 2016	Q4 2015	Q1 2015	Sequential	YOY
Connectivity Solutions	687.0	671.5	329.1	2.3%	108.8%
Mobility Solutions	457.0	471.0	496.3	(3.0)%	(7.9)%

Total Net Sales	$1,144.0	$1,142.5	$825.4	0.1%	38.6%

Non-GAAP Adjusted Operating Income by Segment (1)
				% Change
	Q1 2016	Q4 2015	Q1 2015	Sequential	YOY
Connectivity Solutions	134.8	117.4	58.4	14.8%	130.8%
Mobility Solutions	76.6	78.9	98.1	(2.9)%	(21.9)%

Total Non-GAAP Adjusted Operating Income	$211.4	$196.4	$156.5	7.6%	35.1%

(1)	During the three months ended March 31, 2016, the Company began reporting in two operating segments: CommScope Connectivity Solutions (CCS) and CommScope Mobility Solutions (CMS). All prior period amounts have been restated to reflect these operating segment changes.

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Pro Forma Segment Information

(Unaudited – In millions)

Pro Forma Sales by Segment

	Q1 2015	Q2 2015	Q3 2015
Connectivity Solutions	$717.6	$781.2	$750.4
Mobility Solutions	532.7	557.0	496.9

Total Pro Forma Net Sales	$1,250.3	$1,338.2	$1,247.3

The unaudited pro forma amounts are presented as though the BNS acquisition had been completed as of January 1, 2015. This pro forma information has not been prepared in accordance with U.S. generally accepted accounting principles. Accordingly, the pro forma financial information should not be relied upon as being indicative of the results that would have been realized.

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

First Quarter 2016 Non-GAAP Adjusted Operating Income Reconciliation by Segment (1)

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$50.0	$40.7	$90.7
Amortization of purchased intangible assets	48.2	25.4	73.6
Restructuring costs, net	1.1	5.0	6.1
Equity-based compensation	5.0	3.8	8.8
Asset impairments	15.3	—	15.3
Transaction and integration costs	14.1	1.8	15.9
Purchase accounting adjustments	1.0	—	1.0

Non-GAAP adjusted operating income	$134.8	$76.6	$211.4
Non-GAAP adjusted operating margin %	19.6%	16.8%	18.5%

Fourth Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment (1)

	Connectivity Solutions	Mobility Solutions	Total
Operating income (loss), as reported	$(17.9)	$39.5	$21.6
Amortization of purchased intangible assets	49.9	27.0	76.9
Restructuring costs, net	11.8	7.1	18.9
Equity-based compensation	5.7	1.9	7.6
Asset impairments	5.5	—	5.5
Transaction and integration costs	13.7	1.1	14.8
Purchase accounting adjustments	48.9	2.2	51.2

Non-GAAP adjusted operating income	$117.4	$78.9	$196.4
Non-GAAP adjusted operating margin %	17.5%	16.8%	17.2%

First Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment (1)

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$28.7	$64.5	$93.1
Amortization of purchased intangible assets	21.7	23.1	44.8
Restructuring costs, net	0.1	1.8	1.9
Equity-based compensation	2.4	2.9	5.3
Transaction and integration costs	5.4	6.0	11.4

Non-GAAP adjusted operating income	$58.4	$98.1	$156.5
Non-GAAP adjusted operating margin %	17.7%	19.8%	19.0%

(1)	During the three months ended March 31, 2016, the Company began reporting in two operating segments: CommScope Connectivity Solutions (CCS) and CommScope Mobility Solutions (CMS). All prior period amounts have been restated to reflect these operating segment changes.

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q1 2016	Q1 2015
Cash flow from operations	$118.1	$1.2
Transaction and integration costs	15.7	6.6
Capital expenditures	(14.5)	(8.2)
Capex related to BNS integration	0.6	—

Adjusted Free Cash Flow	$119.9	$(0.4)

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q1 2016	Q4 2015	Q3 2015	Q2 2015	Q1 2015
Operating income (loss), as reported	$90.7	$21.6	$(42.5)	$109.4	$93.1
Amortization of purchased intangible assets	73.6	76.9	54.3	44.6	44.8
Restructuring costs, net	6.1	18.9	6.9	1.9	1.9
Equity-based compensation	8.8	7.6	5.7	10.1	5.3
Asset impairments	15.3	5.5	85.3	—	—
Transaction and integration costs	15.9	14.8	60.8	9.9	11.4
Purchase accounting adjustments	1.0	51.2	30.5	—	—

Non-GAAP adjusted operating income	$211.4	$196.4	$201.0	$175.9	$156.5

Non-GAAP adjusted operating margin %	18.5%	17.2%	20.7%	20.3%	19.0%
Depreciation	19.6	21.9	15.6	11.5	11.6

Non-GAAP adjusted EBITDA	$231.1	$218.2	$216.6	$187.4	$168.1

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

Note: For the twelve months ended March 31, 2016, as measured pursuant to indentures governing our senior notes and PIK notes, pro forma Adjusted EBITDA was $997.7 million, which included the impact of the BNS and Airvana acquisitions ($106.4 million) and savings from announced cost reduction initiatives ($38.0 million) so that the impact of the acquisitions and cost reduction initiatives are fully reflected in the twelve-month period. See our Form 10-Q for further information.

CommScope Holding Company, Inc.

Historical Data by Segment

(Unaudited — In millions)

	2014			2015
	Connectivity Solutions	Mobility Solutions	Total	Connectivity Solutions	Mobility Solutions	Total
Net sales	$1,359.8	$2,469.8	$3,829.6	$1,841.8	$1,966.1	$3,807.8
Operating income	109.3	468.1	577.4	16.1	165.5	181.6
Amortization of purchased intangible assets	87.0	91.3	178.3	124.0	96.6	220.6
Restructuring costs, net	3.0	16.2	19.2	16.9	12.6	29.5
Equity-based compensation	9.4	11.7	21.1	16.1	12.6	28.7
Asset impairments	7.2	4.9	12.1	16.3	74.5	90.8
Transaction and integration costs	4.5	7.6	12.1	82.3	14.6	96.9
Purchase accounting adjustments	(12.5)	0.6	(11.9)	78.2	3.6	81.7

Non-GAAP adjusted operating income	$208.1	$600.3	$808.4	$349.9	$379.9	$729.8

	Q1 2015			Q2 2015
	Connectivity Solutions	Mobility Solutions	Total	Connectivity Solutions	Mobility Solutions	Total
Net sales	$329.1	$496.3	$825.4	$352.1	$515.2	$867.3
Operating income (loss)	28.7	64.5	93.1	39.2	70.2	109.4
Amortization of purchased intangible assets	21.7	23.1	44.8	21.5	23.1	44.6
Restructuring costs, net	0.1	1.8	1.9	1.0	0.9	1.9
Equity-based compensation	2.4	2.9	5.3	4.6	5.5	10.1
Asset impairments	—	—	—	—	—	—
Transaction and integration costs	5.4	6.0	11.4	6.1	3.8	9.9
Purchase accounting adjustments	—	—	—	—	—	—

Non-GAAP adjusted operating income	$58.4	$98.1	$156.5	$72.5	$103.5	$175.9

	Q3 2015			Q4 2015
	Connectivity Solutions	Mobility Solutions	Total	Connectivity Solutions	Mobility Solutions	Total
Net sales	$489.0	$483.6	$972.6	$671.5	$471.0	$1,142.5
Operating income (loss)	(33.9)	(8.6)	(42.5)	(17.9)	39.5	21.6
Amortization of purchased intangible assets	30.8	23.5	54.3	49.9	27.0	76.9
Restructuring costs, net	4.1	2.8	6.9	11.8	7.1	18.9
Equity-based compensation	3.4	2.2	5.7	5.7	1.9	7.6
Asset impairments	10.9	74.5	85.3	5.5	—	5.5
Transaction and integration costs	57.1	3.8	60.8	13.7	1.1	14.8
Purchase accounting adjustments	29.2	1.3	30.5	48.9	2.2	51.2

Non-GAAP adjusted operating income	$101.6	$99.4	$201.0	$117.4	$78.9	$196.4

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures